Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors Emmis Acquisition Corp.:

We hereby consent to the inclusion of our report dated July 3, 2025, except for Notes 1 and 9, as to which the date is August 13, 2025, in the Amendment No.1 to Registration Statement on Form S-1 (“Registration Statement”) of Emmis Acquisition Corp. (“the Company”), with respect to our audit of the Company’s financial statements as of May 31, 2025 and for the period from March 21, 2025 (inception) to May 31, 2025, which appears in the Prospectus as part of this Registration Statement. Our report contained an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ TAAD LLP

Diamond Bar, California

August 13, 2025